UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Lockheed Martin Corporation

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Supplement to 2024 Proxy Statement and Notice of Annual Meeting
Lockheed Martin Corporation
April 8, 2024

This Supplement provides updated information with respect to the 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”) of Lockheed Martin Corporation (the “Company”) to be held on May 2, 2024.

Withdrawal of Proposal 7

The proponent of “Proposal 7: Stockholder Proposal Requesting Director Election Resignation Bylaw” has withdrawn the proposal. Therefore, Proposal 7 will not be presented or voted upon at the 2024 Annual Meeting.

Voting and Other Matters

If you have already submitted your vote, you do not need to take any action. None of the other agenda items are affected by this Supplement and votes already submitted for those items will remain valid and will be voted at the Annual Meeting on all proposals properly presented.

This Supplement should be read in conjunction with the Company’s 2024 Proxy Statement, as amended.